Exhibit 10.3

January 18, 2022

Ben Lu

Re:    Terms of Separation

Dear Ben:

This letter confirms the agreement (“Agreement”) between you and Archer Aviation, Inc. (the “Company”) concerning the terms of your separation and offers you the separation consideration we discussed in exchange for a general release of claims.
1.Separation Date: January 21, 2022 is your last day of employment with the Company (the “Separation Date”). The parties hereby agree that you will resign your position as Chief Financial Officer, effective as of the Separation Date.
2.Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on January 21, 2022 we will provide you one or more final paychecks for all wages, salary, bonuses, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts. Please promptly submit for reimbursement all final outstanding expenses, if any.
3.Separation Consideration: In exchange for your agreement to the general release and waiver of claims set forth below and your other promises herein, the Company agrees to provide you with the following:
a.Severance: The Company agrees to pay you, within ten (10) business days following the Effective Date (as defined below) of this Agreement, a lump sum payment in the gross amount of $250,000, less applicable state and federal payroll deductions, which equals six (6) months of your base salary.
b.COBRA: Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health benefits for six (6) months following the Separation Date. You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued.
c.Unearned Bonus: The Company agrees to pay you, within ten (10) business days following the Effective Date (as defined below) of this Agreement, a lump sum payment in the amount of $105,769, less applicable state and federal payroll deductions, which equals your unearned prorated 2021 discretionary performance-based bonus payment, to which you would not otherwise be entitled.
d.Partial Acceleration of RSUs: The Company agrees to partially accelerate the vesting of your Unvested RSUs (as defined below), as described in Section 6.

Ben Lu

By signing below, you acknowledge that you are receiving the separation consideration outlined in this section in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation consideration.
4.Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
5.Post-Employment Obligations: You hereby acknowledge that: (a) you continue to be bound by the attached Employee Proprietary Information and Arbitration Agreement (the “Confidentiality Agreement”) (Exhibit 1 hereto); (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, and you will continue to hold all such information in strictest confidence and not make use of it on behalf of anyone; (c) you must, and by your signature below confirm that you shall deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof; and (d) you have signed and agree to be bound by the Archer Aviation Termination Certification attached as Exhibit C to the Confidentiality agreement.
6.Restricted Stock:
a.Pursuant to that certain Global RSU Award Agreement between you and the Company dated December 8, 2021 and the Company’s 2021 Equity Incentive Plan (the “Equity Agreements”), you were awarded 600,000 restricted stock units (“RSUs”), which are subject to vesting. As of the Separation Date, none of the RSUs have vested and all 600,000 RSUs remain unvested (the “Unvested RSUs”). Because your employment is terminating on the Separation Date, none of the Unvested RSUs can ever vest and will be forfeited.
b. However, if you execute this Agreement and it becomes effective on its terms, the Company agrees to, and hereby does, accelerate the vesting of 100,000 Unvested RSUs, such that, on the Effective Date (as defined below), 100,000 of the Unvested RSUs will have vested (the “Accelerated RSUs”) and 500,000 RSUs will remain unvested and will be forfeited.
c.The Equity Agreements are hereby amended consistent with this Agreement. Your rights concerning the Accelerated RSUs will continue to be governed by the Equity Agreements, as amended herein.
7.General Release and Waiver of Claims:
a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options, RSUs, or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release, waive, and agree not to assert, any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims

Ben Lu

for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
c.You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
8.Protected Rights: You understand that nothing in the General Release and Waiver of Claims section above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.
9.Non-disparagement: You agree that you will not, directly or indirectly, disparage or make negative remarks regarding Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. The Company agrees to instruct its current officers and directors, for so long as they are employed by or providing board service to the Company, not to disparage you with any written or oral statement. Nothing in this section shall prohibit you or the Company (including its current officers and directors) from providing truthful information in response to a subpoena or other legal process. Further, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
10.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Santa Clara County, California through the American Arbitration Association (AAA), any and

Ben Lu

all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
11.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
12.Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
13.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
14.Complete and Voluntary Agreement: This Agreement, together with Exhibit 1 hereto and its executed Exhibit C, and the Equity Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
15.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and waiver of unknown claims above shall otherwise remain effective to release any and all other claims.
16.Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF

Ben Lu

copy shall have the same force and effect as execution of an original, and a copy of a signature will be admissible in any legal proceeding as if an original.
17.Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the separation consideration to be provided to you pursuant to Section 3 will be provided only after the expiration of that seven (7) day revocation period.
18.Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).
19.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.
If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.

Sincerely,

Archer Aviation, Inc.

By: _/s/ Tosha Perkins_________________
Tosha Perkins, Chief People Officer

READ, UNDERSTOOD AND AGREED

/s/ Ben Lu________________________    Date: 01/19/2022_______________
Ben Lu

EXHIBIT 1

Employee Proprietary Information and Arbitration Agreement